EXHIBIT 99.3

Amendment to Amended and Restated Severance Agreement – Chief Executive Officer

AMENDMENT

TO

ACUITY BRANDS, INC

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDMENT made and entered into as of the 21st day of April, 2006, by and between ACUITY BRANDS, INC. (the “Company”) and VERNON J. NAGEL (“Executive”);

W I T N E S S E T H

WHEREAS, the Company and Executive entered into an Amended and Restated Severance Agreement, dated as of January 20, 2004 (“Severance Agreement”), providing for the payment of certain compensation and benefits to Executive if Executive’s employment is terminated under certain circumstances; and

WHEREAS, the parties now desire to amend the Severance Agreement in the manner hereinafter provided;

NOW, THEREFORE, the Severance Agreement is hereby amended, as follows:

1.

The first paragraph of Section 1 is hereby amended by adding the following proviso to the end of the first sentence of the present section:

“; provided, further, that in the event of a change in control of the Company (as defined in Executive’s Change In Control Agreement, the Term of this Agreement shall not expire prior to the expiration of three (3) years after the occurrence of such change in control.”

2.

Section 2.9 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“2.9	Change in Control Agreement — An agreement between Executive and the Company providing for the payment of compensation and benefits to Executive in the event of Executive’s termination of employment under certain circumstances following a “change in control” of the Company (as defined in such agreement).”

3.

The Severance Agreement is hereby amended by adding a new Section 2.10 reading as follows:

“2.10	Section 409A — Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.”

4.

The second paragraph of Section 3 is hereby amended by deleting the words “Severance Protection Agreement” in such paragraph and substituting the words “Change in Control Agreement” therefor.

5.

The first paragraph of Section 4 is hereby amended by adding the following to the end of such paragraph:

“, provided that any such grant of additional benefits shall be consistent with the requirements of Section 409A and no such grant shall be made which would violate Section 409A and the regulations and rulings thereunder.”

6.

The first sentence of Section 4.6 is hereby amended by adding the following proviso to the end of such sentence:

“, provided that long-term disability coverage shall only be provided if such coverage can be obtained by the Company at reasonable cost.”

7.

Section 4.6 is hereby amended by adding the following to the end of the present section:

“At the end of the Severance Period, Executive shall be entitled to elect to continue health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of thirty-six (36) months after the end of the Severance Period.”

8.

Section 4.8 is hereby amended by deleting the words “Severance Protection Agreement” in the last sentence of the present section and substituting the words “Change in Control Agreement” therefor.

9.

The Severance Agreement is hereby amended to adding a new Section 4.10 reading as follows:

“4.10	Section 409A. The Company shall have the authority to delay the commencement of payments under this Section 4 to “key employees” of the Company to the extent such delay is mandated by the provisions of Section 409A, provided that the Company and Executive may agree to take into account any transitional rule available under Section 409A.”

10.

Exhibit A, Release of Claims, to the Severance Agreement is hereby deleted in its entirety and the Exhibit A attached hereto is substituted in lieu thereof.

11.

This Amendment to the Severance Agreement shall be effective as of the date of this Amendment. Except as hereby modified, the Severance Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

EXECUTIVE

VERNON J. NAGEL

COMPANY

ACUITY BRANDS, INC.

By:

EXHIBIT A

TO ACUITY BRANDS, INC. SEVERANCE AGREEMENT

RELEASE OF CLAIMS

The undersigned, an Executive of Acuity Brands, Inc. (the “Company”), having entered into that certain Acuity Brands, Inc. Severance Agreement (the “Agreement”), dated as of January 20, 2004, which Agreement as it may be amended is expressly incorporated herein by reference, hereby enters into the following Release of Claims effective as of the date listed below. Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Agreement. This Release must be executed and returned to the General Counsel of the Company, without modification, within thirty (30) days of the date of Executive’s Date of Termination in order for Executive to receive any of the compensation and benefits set forth in Section 4 of the Agreement.

For the consideration set forth in the Agreement, including the various actual and prospective benefits described therein, which are more than I would otherwise have received in the event of my severance from the Company, I hereby release the Company, its current and former parents, subsidiaries, divisions, and affiliates, and their current or former directors, employees and agents and related parties from all known or unknown claims, if any, that I presently could have against any of them arising out of, or in connection with, my employment with the Company or my termination of employment with the Company, except Age Discrimination in Employment Act claims, of which I certify I have none, provided that this Release is not intended to affect (i) any compensation or benefits to be paid or provided to me under the Agreement or any stock option or restricted stock agreement; or (ii) any benefits to which I am entitled under any Company Employee Benefit Plans (as defined in Section 2.6 of the Agreement). I promise never to file any lawsuit based on a claim purportedly released by this Release. The foregoing Release of Claims expressly includes a waiver of any right to recovery for the claims released herein in any and all private causes of action and/or charges and/or in any and all complaints filed with, or by, any governmental agency and/or other person or tribunal and I understand by signing this Release, that I will have no right to recover monetary damages or obtain individual relief of any kind in any such proceeding. I acknowledge and understand that this Release is binding upon my heirs and personal representatives. This Release, together with the Agreement, sets forth the entire agreement between the Company and me pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between us pertaining thereto.

I have carefully read this Release, I fully understand what it means, and I am entering into it voluntarily.

Date	Signature of Executive

VERNON J. NAGEL